EXHIBIT E
FORMS OF LETTERS FROM THE FUND TO MEMBERS IN CONNECTION WITH ACCEPTANCE OF OFFERS OF TENDER

 [______ __, 20__]

Dear Member:
FEG Directional Access TEI Fund LLC (the “Fund”) has received and accepted for purchase your tender of all or a part of your units of limited liability company interest in the Fund (your “Units”).
If you have tendered and the Fund has purchased all or part of your Units, you are entitled to receive a non-interest bearing, non-transferable promissory note by the Fund entitling you to an amount equal to 100% of the unaudited net asset value of your capital account (or portion thereof) being repurchased, determined as of December 31, 2016 (unless the repurchase date of the Units in the Fund has changed) (the “Repurchase Date”). The note will entitle you to a cash payment, which will be wire transferred to the account designated by you in your Letter of Transmittal, within 30 days after the Repurchase Date, or ten business days after the Fund has received at least 90% of the aggregate amount withdrawn by the Fund, from proceeds of sale of a portion of the Fund’s units in FEG Directional Access Fund LLC (via FEG Directional Access TEI Fund LDC), whichever is later (either such date, a “Payment Date”).
Notwithstanding the foregoing, if you have requested the repurchase of 90% or more of the Units held by you, you are entitled to receive (i) a non-interest bearing, non-transferable promissory note, which need not bear interest, in an amount equal to 90% of the estimated unaudited net asset value of your capital account (or portion thereof) being repurchased, determined as of the Repurchase Date, which will be paid on or prior to the Payment Date; and (ii) a promissory note entitling the holder thereof to the balance of the proceeds, to be paid within 30 days following the completion of the Fund’s next annual audit, which is expected to be completed by the end of May 2017.
If you are tendering only a portion of your Units, you remain a Member of the Fund with respect to the portion of your Units that you did not tender.
Should you have any questions, please feel free to contact the Tender Offer Administrator at UMB Fund Services, Inc. at (855) 334-4334.
Sincerely,
FEG Directional Access TEI Fund LLC

 [______ __, 20__]
Dear Member:
Enclosed is a statement showing the breakdown of your capital withdrawal resulting from our purchase of your units of FEG Directional Access TEI Fund LLC (the “Fund”).
Because you have tendered and the Fund has purchased all or part of your Units, you have received a promissory note entitling you to a payment in an amount equal to 100% of the unaudited net asset value of your capital account (or portion thereof) being repurchased, determined as of December 31, 2016. A cash payment in this amount has been wire transferred to the account designated by you in your Letter of Transmittal.
Notwithstanding the foregoing, if you requested the repurchase of 90% or more of the Units held by you, you have received (i) a cash payment in an amount equal to 90% of the estimated unaudited net asset value of your capital account (or portion thereof) being repurchased, determined as of December 31, 2016; and (ii) a promissory note entitling the holder thereof to the balance of the proceeds, to be paid within 30 days following the completion of the Fund’s next annual audit, which is expected to be completed by the end of May 2017.
Should you have any questions, please feel free to contact the Tender Offer Administrator at UMB Fund Services, Inc. at (855) 334-4334.
Sincerely,
FEG Directional Access TEI Fund LLC
Enclosure

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